EXHIBIT 99.1


Contacts:  Charles A. Bowman
           800-727-1779
           E-mail: investor@spx.com


       COURT ISSUES INTERIM ORDER IN SPX PROPOSED ACQUISITION OF UDI

MUSKEGON, MI, APRIL 12, 2001 -- SPX Corporation (NYSE: SPW) today announced that, in connection with its previously announced proposed acquisition of United Dominion Industries Limited, the Ontario Superior Court of Justice has issued an interim order authorizing the calling, holding and conduct of United Dominion's combined annual and special shareholders meeting to vote on the acquisition.

United Dominion is a Canadian company and the acquisition will be accomplished by a Court-approved plan of arrangement. The order, among other things, set the date for the United Dominion shareholders meeting for May 17, 2001. The order also set a hearing date of May 18, 2001 (or as soon thereafter as practicable) for the Court to hear the application for an order approving the plan of arrangement. Assuming approval by the United Dominion shareholders, approval by the Court and satisfaction of the other conditions to closing, including receipt of regulatory approvals, SPX expects the acquisition to close on or about May 24, 2001.

SPX Corporation is a global provider of technical products and systems, industrial products and services, service solutions and vehicle components. More information about SPX is available at www.spx.com.

United Dominion is a diversified manufacturer of proprietary engineered products in four business segments -- Flow Technology, Machinery, Specialty Engineered Products, and Test Instrumentation. It has annual sales of $2.5 billion and 14,000 employees in 20 countries. More information about United Dominion is available through its website -- www.uniteddominion.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the Company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.